Exhibit 10.1

Execution Version

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into by and between Target Logistics Management, LLC (the “Company”) and Eric T. Kalamaras (“Employee”), effective as of the Effective Date (as defined below). Employee and the Company will be referred to as “Party” in the singular and “Parties” in the plural.

RECITALS

WHEREAS, Employee and the Company are parties to that certain Employment Agreement effective as of September 3, 2019, as amended by the Amendment to Employment Agreement dated January 1, 2022 (together, the “Employment Agreement”);

WHEREAS, the Parties seek to effectuate an amicable separation of Employee’s employment with the Company;

WHEREAS, if Employee enters into and satisfies the terms and conditions of and does not revoke this Agreement, then the Company will provide Employee with severance payments as set forth in this Agreement; and

WHEREAS, Employee acknowledges Employee’s ongoing obligations regarding ethics, conflicts of interest, codes of conduct, development assignment, non-disparagement, confidentiality, non-disclosure, fiduciary duties, unfair competition, tortious interference, non-competition, non-solicitation, or non-interference, and represents Employee’s current compliance and intent for future compliance with any such Employee Obligations (defined below).

NOW THEREFORE, for good, valuable, and sufficient consideration given by each Party to the other, the Parties agree as follows and incorporate these Recitals as terms of the following Agreement.

AGREEMENT

1.            Separation from Employment. Employee acknowledges that Employee’s employment with the Company, including all positions with any member of the Company Group and their respective Boards of Directors, if applicable, will end and terminate effective as of January 22, 2024 (the “Separation Date”).

1.1.            Cessation of Benefits. Employee’s eligibility to participate in any Company Benefits shall cease effective January 31, 2024, though Employee may be entitled to benefits through a later date should one or more of the Company Benefits so provide, whichever is later. Employee may be eligible for continuation of medical and dental coverage as provided for in the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Employee understands that continued medical and dental coverage requires Employee’s timely and proper completion of the COBRA enrollment form received from the administrative services provider, and payment of all premiums by Employee.

Separation Agreement and Release

9320 Lakeside Blvd., Suite 300. The Woodlands, TX 77381

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Execution Version

2.            Final Paycheck. Employee acknowledges that in connection with the benefits provided in this Agreement, Employee will also receive within the time period required by law, or the next regularly-scheduled payroll date following the Separation Date, whichever is sooner, a final paycheck (“Final Paycheck”), which includes Employee’s (i) regular salary earned through the Separation Date; and (ii) accrued and unused vacation pay. Employee shall also receive as part of Employee’s final pay any earned but unpaid Annual Bonus (as defined in the Employment Agreement) for the fiscal year ending December 31, 2023 (the “2023 Bonus”), which shall be paid to Employee at the time the 2023 bonuses are paid other senior executives of the Company, but in no event after March 15, 2024. Any claims regarding inaccuracies in the amount of the Final Paycheck must be raised before the Effective Date. By entering into this Agreement, Employee affirms that Employee has been paid all compensation owed for work performed for the Company Group (defined below), except as otherwise provided expressly in this Agreement.

3.            Expense Reimbursement. Employee shall submit to the Company, within thirty (30) days following the Separation Date, a final documented expense reimbursement request in accordance with Company policy for any out-of-pocket business-related expenses incurred by Employee on behalf of the Company during Employee’s employment with the Company, and the Company shall reimburse Employee for such amounts in accordance with Company policy.

4.            Equity. Any equity, including but not limited to restricted stock units, performance stock units, stock appreciation rights, and stock options, granted to Employee shall be treated in accordance with their grant agreements and the Incentive Plan, as applicable. For the avoidance of doubt, all equity granted to Employee that vests or that will vest during the Severance Period is listed in Appendix A. Employee acknowledges and agrees that Appendix A constitutes the full list of all equity granted to Employee that has vested or will vest during the Severance Period, and that Employee is not entitled to any further equity grants or vesting.

5.            Severance Benefits. In return for Employee’s promises made in this Agreement, including the unconditional release of claims, and (i) provided that Employee timely signs and does not revoke this Agreement, (ii) Employee’s continued compliance with all of the terms of this Agreement, including without limitation, Section 7 (Restrictive Covenants) and Section 9 (Employee Obligations), as well as all material Company policies and agreements with the Company, (iii) Employee’s return of all Company information and property, (iv) and Employee not challenging the enforceability of any terms of this Agreement, the Company agrees to provide the severance benefits set forth in this Section 5 (collectively, the “Severance Benefits”). Employee understands and acknowledges that the Severance Benefits are made available to Employee pursuant to this Agreement and that Employee is not otherwise entitled to the Severance Benefits except by signing, not revoking, and complying with this Agreement.

5.1.            Severance Payment. The Company pay to Employee a gross amount of $814,507, less applicable taxes and withholdings, which amount equals the sum of Employee’s annual base salary as of the Separation Date and Employee’s Target Bonus, as defined in the Employment Agreement (the “Severance Payment”), which Severance Payment shall be paid in equal installments in accordance with the Company’s normal payroll practices over a period of twelve (12) month period following the Separation Date (the “Severance Period”), which Severance Payment shall be paid in accordance with the Company’s normal payroll practices. The first installment of the Severance Payment will be paid on the next regularly scheduled payroll cycle following the Effective Date.

5.2.            Continuation Coverage Payments. The Company shall pay to Employee a total of $25,538 representing the cost of premiums for Employee’s continued coverage under the Company’s group health plans for a period of twelve (12) months, which amount shall be paid in equal installments during the Severance Period in accordance with the Company’s normal payroll practices.

Separation Agreement and Release

9320 Lakeside Blvd., Suite 300. The Woodlands, TX 77381

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Execution Version

5.3.            Pro Rata 2024 Annual Bonus. Employee shall be entitled to receive one-twelfth (1/12th) of the bonus Employee would have earned for the fiscal year ending December 31, 2024 (the “2024 Annual Bonus”), which 2024 Annual Bonus shall be based on actual percentage of “Target” performance as determined by the Compensation Committee and which shall be paid to Employee at the time FY 2024 annual bonuses are paid other senior executives of the Company.

5.4.            Continued Vesting. Any unvested awards granted to Employee under the Target Hospitality Corp. 2019 Incentive Award Plan (the “Incentive Plan”) shall continue to vest during the Severance Period to the extent that such awards would have become vested had Employee remained employed through the end of the Severance Period.

6.            Release and Covenant Not to Sue.

6.1.            General Release of Claims. Except for claims and legal rights not subject to waiver under state or federal law, in exchange for the consideration provided to Employee pursuant to this Agreement, Employee (for Employee and Employee’s heirs, executors, assigns, beneficiaries, and representatives) releases and forever discharges the Company, its parent, subsidiary, and affiliate companies (the “Company Group”), and their respective present and former agents, employees, officers, directors, shareholders, principals, predecessors, alter egos, partners, attorneys, insurers, successors and assigns (together referred to as “Released Parties”), from any and all claims, demands, grievances, causes of action or suits of any kind arising out of, or in any way connected with, the dealings between the Parties to date, including Employee’s employment with the Company, any agreements between the Parties and any fact or event occurring at any time up to the date of Employee’s signature on this Agreement. Employee expressly releases and waives any right to money damages, injunctive relief, or any other individual recovery or benefit in connection with any and all legal claims which Employee may have or claim to have against any Released Parties as a result of Employee’s employment and/or as a result of any other matter arising through the date of Employee’s signature on this Agreement, except as provided in the Protected Disclosures and Actions section below. Employee agrees not to file a lawsuit to assert any such released claims. Employee hereby represents and warrants that Employee has not as of the date of Employee’s signature on this Agreement filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company or any other Released Parties. This waiver, release and discharge includes, but is not limited to:

6.1.1.            Claims arising under federal, state, or local laws regarding employment or prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act (ADEA), the Older Workers' Benefit Protection Act (OWBPA), the Occupational Safety and Health Act, the National Labor Relations Act, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Rehabilitation Act, the Fair Labor Standards Act, the Family and Medical Leave Act (FMLA), the Genetic Information Nondiscrimination Act, the Americans with Disabilities Act Amendments Act, the Sarbanes Oxley Act of 2002, COBRA, the Health Insurance and Portability Accountability Act of 1996 (HIPAA), the Worker Adjustment and Retraining Notification (WARN) Act, and Chapters 21, 61, and 451 of the Texas Labor Code;

Separation Agreement and Release

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6.1.2.            Claims for breach of oral or written express or implied contract, promissory estoppel, or quantum meruit, including any employment-related offer or agreement and including any claims for breach of the implied duty of good faith and fair dealing;

6.1.3.            Claims for personal injury, harm, or other damages (whether intentional or unintentional and whether occurring on the job or not, including, without limitation, negligence, defamation, misrepresentation, fraud, intentional infliction of emotional distress, assault, battery, invasion of privacy, and other such claims);

6.1.4.            Claims arising from the termination of employment, including, without limitation, public policy, discrimination, or retaliation claims under statute or common law;

6.1.5.            Claims for wages, commissions, bonuses, equity or other incentive programs, or any other form of compensation other than any pending workers' compensation benefits claim; or

6.1.6.            Claims regarding any limitations or restrictions upon or unenforceability of the Employee Obligations, including but not limited to any obligations by Employee to the Company regarding confidentiality, fiduciary duties, conflicts of interest, return of Company information, assignment of inventions or developments, non-competition, non-solicitation, non-disclosure or protection of trade secrets; or

6.1.7.            Claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act of 1974, except with respect to vested benefits.

6.2.            ADEA Release and Acknowledgement. Employee expressly acknowledges and agrees that, by entering into this Agreement, Employee is waiving any and all rights or claims, if any, that Employee may have under the ADEA and the OWBPA, which have arisen on or before the date Employee executed this Agreement. Employee further expressly acknowledges and agrees that:

6.2.1.            This ADEA release is part of an agreement between the Parties that is written in a manner calculated to be understood by Employee and that Employee in fact understands the terms, conditions, and effect of this Agreement;

6.2.2.            This Agreement refers to rights or claims arising under the ADEA and OWBPA;

6.2.3.            Employee does not waive rights or claims under the ADEA or OWBPA that may arise after the date of Employee’s signature on this Agreement;

6.2.4.            In return for this Agreement, Employee will receive consideration beyond that which Employee was already entitled to receive before entering into this Agreement;

6.2.5.            Employee is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

Separation Agreement and Release

9320 Lakeside Blvd., Suite 300. The Woodlands, TX 77381

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Execution Version

6.2.6.            Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA or OWBPA, nor does it impose any condition precedent or penalty for doing so, unless specifically authorized by federal law;

6.2.7.            Employee understands and agrees that Employee has twenty-one (21) days (the “Consideration Period”) to review and consider the release of claims under the ADEA or OWBPA as set forth in this Section. Employee further understands and agrees that Employee may use as much or as little of the Consideration Period as Employee wishes prior to signing and that Employee voluntarily waives any remaining time by signing this Agreement before the expiration of the Consideration Period. The Parties agree that any material or other changes to this Agreement do not re-start or extend this Consideration Period.

6.2.8.            Employee may revoke the release of claims under the ADEA or OWBPA as set forth in this Section within seven (7) days of signing this Agreement (the “Revocation Period”). Revocation must be made in accordance with the Notices section below. For any such revocation to be effective, written notice must be received by no later than 5:00 p.m. Central Standard Time on the seventh day after Employee first signs this Agreement. If timely revoked, Employee’s release of claims under the ADEA or OWBPA (and only this specific release) will be rendered null and void as if it never existed and such revocation shall give the Company, at its option, the unilateral right to declare this entire Agreement null and void.

6.2.9.            This Agreement shall become effective on the 8th day following Employee’s execution of this Agreement, provided that Employee does not revoke this Agreement during the Revocation Period (the “Effective Date”).

6.2.10.          No Severance Benefits provided for under this Agreement shall become due and payable per the terms of this Agreement, until the Effective Date.

7.            Confidential Information.

7.1.            Employee Acknowledgment and Agreement regarding Non-Disclosure. Employee acknowledges receipt of Confidential Information during Employee’s employment with the Company. Employee hereby agrees to take all reasonable steps to protect and maintain the confidentiality of all Confidential Information. Employee agrees that Employee will not access, use or disclose any Confidential Information at all after the Separation Date for so long as the information remains confidential in nature. Employee shall not attempt to undertake or allow or assist someone else to undertake any actions prohibited by this Agreement. If Employee makes or learns of an unauthorized disclosure of any Confidential Information, Employee will notify the Company as soon as Employee becomes aware of its occurrence and Employee will use reasonable efforts to retrieve the lost or improperly disclosed Confidential Information. These duties do not apply to actions covered by the Protected Disclosures and Actions section.

Separation Agreement and Release

9320 Lakeside Blvd., Suite 300. The Woodlands, TX 77381

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Execution Version

7.2.            Definition of “Confidential Information”. For purposes of this Agreement, “Confidential Information” means any information about the Company Group that has not been intentionally and with authority disclosed to the public by the any member of the Company Group, as applicable, including, without limitation, information pertaining to the Company Group’s trade secrets; methodology and know-how; information concerning the Company Group’s products, product pricing information and programs; product or other costs; future and current business and marketing information and techniques, strategic plans, and business processes; research and development projects, plans, and strategies; business opportunities; operations; agreements and their terms; potential transactions and negotiations; inventions, modifications, discoveries, designs, developments, improvements, processes, recipes, raw materials, ingredients, flavors, intellectual property rights of the Company Group; business records; supplier information, including contracts and communications; financial information; accounting records; legal information; sales information; inventory; gross and net profit margins, market share data, finances, budgets, forecasts, projections, financial statements, and indebtedness; the terms of any existing or pending lending transaction between the Company and an existing or pending client or customer software utilized in operations; information concerning employees, partners, and contractors including identities, contact information, compensation, training, other terms of engagement and performance, or any other personnel data; investor information; legal, regulatory, compliance, administrative, and management information; and information regarding past, current, and potential customers, including communications, customer lists, customer history, customer product information, customer contract information, contract negotiation information and terms, contact information for customers, and customer issues, requests, preferences and needs.

7.3.            Return of Company Property. For purposes of this Return of Company Property section, “Company” includes all members of the Company Group. Employee represents that on or before the Separation Date, Employee shall use reasonable efforts to return to the Company, and cease all access to, Company property and Confidential Information, including property purchased by the Company or reimbursed by the Company, and any communications or documents or data created or transmitted or used by Employee as part of Employee’s employment with the Company, whether in electronic or hard copy or other format, whether involving Confidential Information or not, and regardless of location on work equipment, accounts, or premises, or on personal equipment, accounts or premises. This property to be returned includes any keys, access cards, credit cards, smartphones, tablets, computers, computer storage media of any kind (i.e. flash drives, external drives), or other hardware or software equipment, any communications or data or documents of any kind regarding Employee’s work on behalf of Company (i.e. emails, texts), any of the Company records, files, data, accounts, spreadsheets, and documents, including any copies. Employee represents that Employee will report to Company any passwords or other access codes for anything associated with Employee’s work or communications on behalf of the Company, whether equipment or accounts (including cloud or web-based accounts) or otherwise. Employee further agrees that if, in the future, Employee determines he inadvertently and/or unintentionally failed to return any Company property, Employee shall promptly, and not later than within five (5) days after such discovery, (i) provide written notice to the Company regarding such issue, and (ii) return such property to the Company, and such subsequent return of Company property shall not constitute a breach of this Agreement, provided that Employee has fully complied with the obligations in this sentence. Employee represents Employee will not, and that Employee has not, shared access, forwarded, deleted, modified, copied, cleaned, or altered any property, prior to its return to the Company. The Company shall use reasonable discretion to determine if all of its property and information has been returned and may inspect any relevant equipment or accounts and use computer imaging and forensics to determine if these obligations have been met. If the return of Company property obligations have not been met, as determined by the Company, additional inspection, imaging and searching of any accounts (including cloud or web-based accounts) or devices or storage locations (including personal ones) used to store or transmit Company property or information (whether confidential or not) may be used to locate and retrieve and remove Company’s property and information.

Separation Agreement and Release

9320 Lakeside Blvd., Suite 300. The Woodlands, TX 77381

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Execution Version

8.            Restrictive Covenants. The restrictive covenant obligations contained within the Employment Agreement (Section 7) (the “Restrictive Covenants”) are not changed or superseded by this Agreement and remain in full force and effect. In entering into this Agreement, Employee acknowledges and agrees to the continued effectiveness and enforceability of the Restrictive Covenants and expressly affirms Employee’s commitment to abide by the terms and conditions of the Restrictive Covenants.

9.            Employee Obligations.

9.1.            Employee Representations. Employee represents that Employee is in current compliance with and intends to continue to comply with any and all Employee Obligations, for the relevant duration of each such obligation. “Employee Obligations” include any obligations Employee owes for the benefit of any member of the Company Group and the Released Parties (including, but not limited to, the obligations specified in this Agreement), or under any existing policy or agreement with any member of the Company Group and/or the Released Parties, or owing to the Company Group or the Released Parties under any applicable laws, including, but not limited to contractual or legal obligations regarding any ethics, conflicts of interest, codes of conduct, development assignment, non-disparagement, return of Company information and property, confidentiality, non-disclosure, non-disparagement, fiduciary duties, unfair competition, tortious interference, non-competition, non-solicitation, or non-interference obligations, including but not limited to the Restrictive Covenants. Employee will respect the Employee Obligations undertaken by other current and former employees of the Company Group as well. For the avoidance of doubt, not challenging the enforceability of this Agreement, including the Employee Obligations, is considered an Employee Obligations. Each Employee Obligation continues in full force and effect for the relevant duration of each such obligation. Any Employee Obligations existing before this Agreement is entered are not modified, satisfied, or otherwise changed by this Agreement and any Employee Obligations included in this Agreement are meant to supplement all existing Employee Obligations. This term regarding all Employee Obligations is a material condition to receiving the Severance Benefits and other consideration provided under this Agreement.

9.2.            Employee Obligations are Reasonable and Necessary. Employee hereby acknowledges and affirms that the Employee Obligations are reasonable and necessary for the purposes of preserving and protecting the Company Group’s Confidential Information and other confidential and proprietary information, trade secrets, business relationships, and other legitimate business interests, including the Company Group’s reputation and associated goodwill. Nevertheless, if any of the Employee Obligations are found by a court having jurisdiction to be unreasonable, over broad as to geographic area or time or otherwise unenforceable, the Parties intend for the Employee Obligations to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced. To the extent Employee needs clarification as to whether any of Employee’s proposed current or future activities might violate any of the Employee Obligations, or if Employee intends to pursue an activity which Employee should anticipate the Company may reasonably believe to be in violation of Employee Obligations, Employee agrees to provide in writing, in advance of undertaking the activity, the relevant information about the nature of activity to, and consult with the Chairman of the Board of Directors of the parent (the “Board”).

Separation Agreement and Release

9320 Lakeside Blvd., Suite 300. The Woodlands, TX 77381

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Execution Version

9.3.            Continuing Obligations. In addition to being a condition to receiving the Severance Benefits, the Employee Obligations shall be a covenant and remain in full force and effect to the extent permitted by law until the conclusion of all Employee Obligations, and shall be enforceable by injunctive, legal, and equitable relief as stated below.

10.            Non-Disparagement. Employee shall not, directly or indirectly, disparage, discredit, demean or belittle the Company, or any of its employees, owners, officers, directors, managers, management, products or services, regardless of the reason, whether orally, in writing or electronically. Nothing in this Section shall preclude Employee from making truthful statements that are covered under the Protected Disclosures and Actions section of this Agreement, or are otherwise protected by law, or reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce Employee’s rights under this Agreement.

11.            Protected Disclosures and Actions. Nothing in this Agreement or any other agreement or policy of the Company shall be construed to prevent, restrict, or impede disclosure of Confidential Information or other information in the following circumstances:

11.1.          NLRA. In connection with any rights Employee may have under the National Labor Relations Act (“NLRA”), including the right of non-supervisory employees to communicate about wages, hours or other terms and conditions of employment, engage in concerted or otherwise protected activity. In addition, any non-disparagement obligations for non-supervisory employees are limited to not making any maliciously untrue statements about the Company, such that they are made with knowledge of their falsity or with reckless disregard for their truth or falsity, or such other disparagement restrictions allowed by the NLRA and other applicable law. Further, excluding trade secrets and as otherwise allowed by law, any non-disclosure obligations for non-supervisory employees are limited in time to the period of Employee’s employment with the Company and for three (3) years after it ends, for any reason, and these obligations do not extend beyond confidential information pertaining to the Company, or the maximum amount of time or scope allowed by the NLRA. No prior notice or disclosure to the Company is required for these actions.

11.2.          DTSA. As provided by the Defend Trade Secrets Act, 28 U.S.C. §1833(b) (the “DTSA”), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is (i) made in confidence to a federal, state, or local government official, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal or per court order. In the event Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney(s) and use the trade secret information in the court proceeding, provided Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. No prior notice or disclosure to the Company is required for these actions.

11.3.          Unlawful Acts and Legal Proceedings. In connection with: (i) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful; and/or (ii) any legal action or proceeding in which Employee or the Company seeks to enforce or interpret any provision of this Agreement. No prior notice or disclosure to the Company is required for these actions.

Separation Agreement and Release

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11.4.          Agencies. In connection with Employee’s reporting potential violations of applicable federal, state or local law to any law enforcement or governmental agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Department of Labor (“DOL”), or the SEC, or responding to or otherwise participating in any agency’s investigation, lawsuit, or other actions taken by any agency, or taking any other actions protected under applicable law, including but not limited to the Speak Out Act, including disclosure of any alleged unlawful conduct or whistleblower activity or filing any complaint or charge with an agency. Nothing in this Agreement shall prevent or restrict Employee from filing a charge or complaint of possible unlawful activity, including a challenge to the validity of this Agreement, with any governmental agency. Employee understands and recognizes, however, that even if a report or disclosure is made or a charge is filed by Employee or on Employee’s behalf with a governmental agency, Employee will not be entitled to any damages or payment of any money or other relief personal to Employee (other than an award or relief from the SEC), relating to any event which occurred prior to Employee’s signing of this Agreement. No prior notice or disclosure to the Company is required for these actions.

11.5.          Court Orders and Subpoenas. As may be required by applicable law or regulation, or pursuant to a valid legal process (e.g., a subpoena, order of a court of competent jurisdiction, or authorized governmental agency), provided that Employee notifies the Company upon receiving or becoming aware of the legal process in question so that the Company may have the opportunity to respond or seek a protective or other order to restrict or prevent such disclosure, and such disclosure does not exceed the scope of disclosure required by such law, regulation or legal process. This Subsection applies to situations not covered by the protections above and does not, in any way, impose prior notice requirements, or restrict or impede Employee from exercising protected rights described above or as provided by law.

12.            Notification to Subsequent Employers. Employee agrees that in order to comply with Employee’s obligations under this Agreement, so long as any of the obligations under this Agreement apply, including Section 7 (Restrictive Covenants), Employee must inform any prospective employer or other individual, firm, corporation, partnership, association, limited liability company, trust or any other entity with which Employee will be affiliated in a professional services role of Employee’s post-employment obligations in this Agreement, before accepting an offer of employment or other engagement. Employee consents to the Company Group providing notification to any of Employee’s actual or potential employers or other business relationships which may potentially interfere with this Agreement, of this Agreement and its terms and conditions.

13.            Strict Compliance. Strict, timely and full compliance with all terms of this Agreement is a specific condition for all Severance Benefits, such compliance and satisfaction to be determined by the Company in its sole discretion. Violating any of the terms of the Agreement and/or challenging the enforceability of any terms of this Agreement at any time shall be a breach of this Agreement and result in the following, with no advance notice except as otherwise required by law (i) the forfeiture and surrender of the remaining Severance Benefits; and (ii) all additional remedies allowed by law, including monetary and injunctive and other equitable relief, and including claw back of any Severance Benefits already provided to Employee under this Agreement.

Separation Agreement and Release

9320 Lakeside Blvd., Suite 300. The Woodlands, TX 77381

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14.            Remedies. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by Employee, and that the Company Group shall be entitled to enforce this Agreement by specific performance and immediate injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Agreement, but shall be in addition to all remedies available to the Company Group at law, under common and statutory law, under other agreements, or in equity, including, without limitation, (i) the recovery of damages caused by Employee’s breach, (ii) the return of any payments, equity or other consideration for which Employee’s compliance with this Agreement was a condition, including the Severance Benefits (but if Employee’s breach of this Agreement concerns only terms unrelated to the Release and Covenant Not to Sue section (for example, a breach of the non-disparagement obligations), $10,000 will not be forfeited and will remain in place as consideration for the Release), and (iii) all other remedies available under any applicable law. The Company Group shall be entitled to the recovery of reasonable attorneys’ fees and costs incurred by the Company Group in enforcing this Agreement. Employee’s remedies for breach of this Agreement by the Company are limited to recovery of the Severance Benefits, and such rights to the Severance Benefits are determined by the terms of this Agreement, and Employee may recover attorneys’ fees if allowed by applicable law.

15.            Post-Employment Cooperation and Assistance. Employee agrees to make reasonable efforts to assist the Company Group after Employee’s separation from employment, including but not limited to, transitioning of Employee’s job duties and responding to requests by the Company Group for information relating to Employee’s job duties with the Company Group that may be within Employee’s knowledge. Further, for so long as Employee has relevant knowledge, Employee agrees to provide truthful testimony and information and to otherwise reasonably cooperate with the Company Group in connection with any and all existing or future claims, litigation or investigations brought by or against the Company Group or any of its past or present affiliates, agents, officers, directors, fiduciaries, or employees, whether administrative, civil or criminal in nature, with respect to such matters as were within Employee’s knowledge while employed by the Company. For the period of one hundred and twenty (120) days after the Effective Date, Employee agrees to provide such post-employment cooperation and assistance without further compensation from the Company, except for the reimbursement of reasonable expenses directly incurred by Employee in connection with litigation assistance. Thereafter, the Company also shall pay Employee an hourly rate for such services based on his final annual base pay for any further cooperation or assistance requested by the Company.

16.            Miscellaneous.

16.1.          Amounts Owed by Employee to the Company. Any amounts that Employee may owe the Company (due to erroneous payments, over-payments, inappropriate credit card charges, for example) may be deducted by the Company from, or offset against, any amount the Company owes Employee under this Agreement or otherwise owing by the Company.

16.2.          Company Non-Disparagement. The Company shall cause (i) the members of the Board, and (ii) the Company’s Chief Executive Officer and Executive Vice Presidents, to not, through any written or oral statement, disparage, defame, libel, or slander Employee. The foregoing shall not be violated by truthful statements in response to legal process, required government testimony or filings, or administrative or arbitral proceedings (including without limitation, depositions in connection with such proceeding).

Separation Agreement and Release

9320 Lakeside Blvd., Suite 300. The Woodlands, TX 77381

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Execution Version

16.3.          Neutral Reference. For reference inquiries directed to Human Resources, the Company shall provide a neutral reference regarding Employee’s employment, including Employee’s position, dates of employment, and base pay. If an inquiry is made to Human Resources regarding Employee’s departure from the Company, the Company will state that Employee resigned his position with the Company. The Company will not respond to, nor is it responsible for, reference inquiries or responses to such inquiries not directed to Human Resources.

16.4.          Voluntary Agreement. The Parties understand the terms of this Agreement and freely and voluntarily sign this Agreement.

16.5.          Independent Legal Advice. Employee acknowledges that Employee has been advised to obtain independent legal counsel of Employee’s choice with respect to the advisability of signing this Agreement and providing the releases, waivers, acknowledgements, representations and undertakings specified herein, and with respect to Employee’s rights and obligations under the terms of this Agreement.

16.6.          No Admission. Employee understands and agrees that this Agreement shall not in any way be construed as an admission by the Parties or the Released Parties of any unlawful or wrongful acts whatsoever.

16.7.          Severability; Modification; Amendment. If any court determines that the scope of this Agreement is overbroad or unenforceable and refuses to enforce any part of this Agreement, then such unenforceable portions shall be modified to the extent necessary to permit the remaining portions of the Agreement to be enforced and as close as possible to the intent of the original terms. If any term, provision, covenant, or restriction of this Agreement cannot be modified and is held to be invalid, void, or unenforceable, it shall be struck from the Agreement and the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Other than the court modification or severance pursuant to this Section, this Agreement may be amended only if in writing and signed by Employee and an authorized officer of the Company, following consultation with the Board.

16.8.          Representations; Entire Agreement. Employee acknowledges that Employee has not relied upon any representations or statements, written or oral, not set forth in this Agreement. Employee has carefully read and fully understands all of the terms of this Agreement. Employee agrees that this Agreement sets forth the entire agreement between the Parties regarding the subject matter of this Agreement and supersedes all other agreements, representations, or understandings (whether oral or written and whether express or implied) which relate to the same subject matter. Notwithstanding the previous sentence, this Agreement supplements and does not replace any existing agreements or obligations under applicable law, agreement, Company policy, the Restrictive Covenants, the Employee Obligations, or otherwise regarding development assignment, non-disparagement, confidentiality, non-disclosure, fiduciary duties, unfair competition, tortious interference, non-competition, non-solicitation, non-interference, or clawback of any compensation pursuant to applicable securities laws and regulations. Any obligations by Employee for the benefit of the Company under those agreements or laws remain ongoing and in place in their entirety.

16.9.          Governing Law; Venue; Class, Collective Action and Jury Trial; Waiver. This Agreement shall be interpreted and governed by the laws of Texas. All disputes between Employee and the Company Group, except as otherwise prohibited by applicable law, shall be heard only in a federal or state court located in or for Harris County, Texas and the Parties consent to and waive all objections to personal jurisdiction and venue in such courts to the fullest extent allowed by law. TO THE FULLEST EXTENT PERMITTED BY LAW, THE COMPANY AND EMPLOYEE KNOWINGLY AND VOLUNTARILY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO BRING A CLASS OR COLLECTIVE ACTION, OR TO A JURY TRIAL IN ANY DISPUTE BETWEEN THE COMPANY AND EMPLOYEE.

Separation Agreement and Release

9320 Lakeside Blvd., Suite 300. The Woodlands, TX 77381

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16.10.        No Waiver. The failure or delay of the Company to declare a default on the occurrence of a breach of any provision of this Agreement by Employee or to require strict compliance with any term shall not operate or be construed as a waiver of any current or subsequent breach or non-compliance by Employee. Any waiver by the Company must be agreed to in writing by an authorized officer of the Company, following consultation with the Board.

16.11.        Successors and Assigns; Assignability. This Agreement is binding upon and shall inure to the benefit of the Parties and their successors and assigns. Employee’s obligations are personal in nature and Employee shall not assign or transfer any rights or obligations. The Company may assign or transfer this Agreement to a successor business entity in the event of a merger, consolidation, transfer or sale of a majority or greater portion of the assets or business of the Company.

16.12.        Third Party Beneficiaries. This Agreement includes promises made by Employee for the benefit of the Company Group, including those protecting the Company Group’s property, Confidential Information, training, reputation and goodwill, and the members of the Company Group shall be third-party beneficiaries of, and shall be entitled to enforce, this Agreement for the protection of their respective interests.

16.13.        Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed the same instrument. This Agreement may be executed via electronic means (including but not limited to DocuSign), and such execution shall be considered valid, binding and effective for all purposes.

16.14.        Titles and Headings; No Construction against Drafter. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. No terms of this Agreement shall be construed against either Party as the primary drafter.

16.15.        Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A Internal Revenue Code of 1986 (“Section 409A”), so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Employee. This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this Section regarding Section 409A shall control over any contrary provisions of this Agreement. Payments and benefits under this Agreement upon Employee’s termination or severance of employment with the Company that constitute deferred compensation under Section 409A shall be paid or provided only at the time of a termination of Employee’s employment that constitutes a “separation from service” within the meaning of Section 409A. For purposes of Section 409A, each payment under this Agreement shall be treated as a right to a separate payment for purposes of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided during a calendar year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

Separation Agreement and Release

9320 Lakeside Blvd., Suite 300. The Woodlands, TX 77381

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16.16.        Notices. All notices required by this Agreement must be in writing and must be sent to or made at the following addresses, by a method of communication that provides a receipt:

If to Employee:

If to the Company:               President and Chief Executive Officer

Target Logistics Management, LLC

9320 Lakeside Blvd, Suite 300

The Woodlands, TX 77381

With a copy to:

General Counsel

Target Logistics Management, LLC

9320 Lakeside Blvd, Suite 300

The Woodlands, TX 77381

Separation Agreement and Release

9320 Lakeside Blvd., Suite 300. The Woodlands, TX 77381

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Execution Version

THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH HAS CAREFULLY READ AND FULLY UNDERSTAND ALL THE PROVISIONS OF THIS AGREEMENT AND THAT EACH PARTY VOLUNTARILY ENTERS INTO THIS AGREEMENT BY SIGNING BELOW.

Executed this 25th day of January, 2024.

Employee:	Eric T. Kalamaras

Signature:	/s/ Eric T. Kalamaras

Address:

Executed this 25th day of January, 2024.

Target Logistics Management, LLC

By:	/s/ Heidi D. Lewis	Heidi D. Lewis
	Company Representative Signature	Company Representative Printed Name

Separation Agreement and Release

9320 Lakeside Blvd., Suite 300. The Woodlands, TX 77381

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APPENDIX A

Date Granted	Form of Equity	Amount	Percentage Vested as of 12 months after Separation Date
9/3/2019	Stock Options	171,429	100%
9/3/2019	RSU	48,860	100%
9/3/2019	RSU	81,434	100%
3/4/2020	RSU	64,240	100%
3/4/2020	Stock Options	238,096	100%
2/25/2021	RSU	142,857	100%
2/25/2021	SAR	326,087	100%
2/24/2022	RSU	149,502	50%
2/24/2022	PSU	49,834	0%
7/12/2022	PSU	200,000	50%
3/1/2023	RSU	23,077	25%
3/1/2023	PSU	15,385	61.11	%(1)

(1)	Vesting still subject to actual company performance.

Separation Agreement and Release

9320 Lakeside Blvd., Suite 300. The Woodlands, TX 77381

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